Exhibit 99.1

AmREIT Reports Third Quarter Results

HOUSTON, Nov. 6 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston- based real estate development and operating company that has elected to be taxed as a real estate investment trust, today announced financial results for the third quarter and nine months ended September 30, 2006.

Third Quarter and Year-to-Date Financial Highlights:

*

Funds from Operations (FFO) available to Class A common shareholders for the third quarter 2006 were $726,000, or $0.12 per share, at the high end of the revised third quarter 2006 guidance of $0.10 to $0.12 per share.  This compares with third quarter 2005 reported FFO available to Class A common shareholders of $854,000, or $0.13 per share;

*

Net loss available to Class A common shareholders for the third quarter 2006 was $1.4 million, or ($0.22) per share compared with a net loss of $635,000, or ($0.10) per share for the same period in 2005;

*	Operating revenues for the third quarter 2006 increased 56.7% to $14.1 million compared with $9.0 million for the same period in 2005;

*

FFO available to Class A common shareholders for the nine months 2006, were $1.6 million, or $0.26 per share. This compares with nine months 2005 reported FFO available to Class A common shareholders of $1.9 million, or $0.40 per share;

*

Net loss available to Class A common shareholders for the nine months 2006 was $4.8 million, or ($0.76) per share compared with a net loss of $1.2 million, or (0.26) per share for the same period in 2005;

*	Operating revenues for the nine months 2006 increased 80.8% to $38.7 million compared with $21.4 million for the same period in 2005;

*	The Board of Trust Managers declared a quarterly dividend of $0.1242 per Class A common share for the fourth quarter 2006, which will be paid on a monthly basis;

*	Total assets owned by the merchant development funds in the Company’s asset advisory business increased to $173 million at September 30, 2006, compared with $113 million a year ago;

*

Total FFO available to all common shareholders for the third quarter 2006 was $3.6 million compared with $3.5 million for the same period in 2005. Dividends paid to all classes of common shareholders (Class A, B, C and D) were $3.7 million compared with $3.5 million for the same period of 2005;

*

Total FFO available to all common shareholders for the nine months 2006 was $10.4 million, and dividends paid to all classes of common shareholders equaled $11.1 million. This compares with the same quarter in 2005 where FFO available to all common shareholders was $8.3 million and dividends paid to all classes of common shareholders amounted to $8.1 million.

Commenting on the financial results for the quarter, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “Consistent with our announcement in mid-October, FFO for the third quarter reflected strong improvements in our portfolio of Irreplaceable Corners, offset by delays in the timing of some transactions in our real estate development and operating business until the fourth quarter. Having already closed the second largest of these expected transactions at the end of October - the sale of West Road Plaza in Houston, Texas on behalf of one of our affiliated funds - we remain confident that the balance of these transactions scheduled for completion in 2006 will close by year end.”

Portfolio of Irreplaceable Corners

As of September 30, 2006, AmREIT owned 49 properties, with approximately 89.8% of its rental income coming from properties located in major Texas metropolitan areas. Of the total portfolio, 86.5% consists of multi-tenant, grocery-anchored and lifestyle shopping centers. The remaining 13.5% comes primarily from single-tenant, parent-company-guaranteed leased properties. The portfolio generated $8.3 million in total revenue during the third quarter of 2006, up 34% compared with $6.2 million generated for the same period in 2005.

Expenses associated with AmREIT’s portfolio during the third quarter were approximately $6.5 million, comprising $2.0 million in property expenses, $2.0 million in depreciation and amortization, $2.0 million in interest expense and $469,000 in general and administrative expense. Earnings were further reduced by $2.9 million due to the allocation of dividends from the Company’s non- traded shares on a pro-rata basis based on net income contribution of the segment, resulting in a net loss to Class A common shares of $1.0 million. FFO contributions from the portfolio totaled approximately $1.0 million, or $0.16 per Class A common share, for the quarter. Overall occupancy as of September 30, 2006, was approximately 96%.

H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, “The performance of our portfolio was better than we projected for the quarter with occupancy improving on both a sequential and year-over-year basis. New and renewal leasing spreads remained strong as the leasing team continues to capitalize on the excellent location, demographics and growing markets of our Irreplaceable Corners to secure exciting and productive tenants. The higher occupancy also enabled us to improve operating margins within the portfolio due to higher tenant reimbursements and leveraging of general and administrative expenses.”

Real Estate Development and Operations

AmREIT’s real estate development and operating business generated $1.3 million (including discontinued operations and net of construction expense) in total revenue during the third quarter, down 24% compared with the $1.7 million generated in the third quarter of 2005. The decrease in the real estate development and operating business is due to timing of transactional activities.

Expenses associated with this line of business for the third quarter were approximately $1.5 million, resulting in net loss to Class A common shares of $242,000. The real estate development and operating business reduced FFO available to Class A common shares by approximately $242,000, or ($0.04) per share for the quarter. This business is transactional in nature, and the timing of these contributions from quarter to quarter is difficult to predict.

AmREIT’s pipeline of development and re-development opportunities for third parties and for its asset advisory group includes approximately 1.1 million square feet under various stages of development. Together, this represents over $91.2 million in active development and re-development projects. Of this, 606,000 square feet is scheduled for completion in 2006.

“Despite the pushback in the timing of a few deals into the fourth quarter from the third quarter, our real estate development and operating business had a successful quarter,” Taylor added. “We closed $20 million of acquisitions for our affiliated funds, bringing the total acquisition volume to $70 million for the first nine months. We have also added to our bench strength in this business during 2006 with additional experienced staff and a new office in Dallas in order to better support our growth. This team has generated a number of new opportunities for AmREIT and our affiliated funds that, beginning with the fourth quarter and into 2007, should provide excellent returns on the investment we have made this year in enhancing that business.”

Asset Advisory Business

As of September 30, 2006, AmREIT had a combined $99 million in equity capital under management in its four actively managed income and growth funds. It is anticipated that the equity under management will increase to $120 million by year-end. For the quarter, this group generated total revenues of $1.9 million, with $1.6 million related to securities operations and securities commissions earned on sales of units in the merchant development funds and $212,000 related to recurring asset management fees and general partner interests.

For the quarter, expenses associated with this line of business were approximately $2.0 million, comprising $1.4 million in securities commission expense and $636,000 of general and administrative expense. The result was a net loss to Class A common shares of $72,000. The asset advisory group reduced FFO available to Class A common shares by approximately $29,000, or ($0.00) per share for the quarter.

Taylor concluded, “As much as we have seen strong growth in equity capital under management in the asset advisory group to date in 2006, we expect the fourth quarter and 2007 to be just as active if not more so. Over the past 21 years as both a public and private company, we have built this business into a Best of Class Sponsor with a successful track record. At current levels of assets under management, we have not yet been able to leverage the costs associated with our build-up in staffing to support the future growth of our advisory and sponsorship business, which has resulted in operating losses. However, with our more aggressive growth expectations for this group in 2007, we expect to achieve economies of scale as we begin to grow this business significantly in the very near future.”

Class B Tender Offer

On October 11, 2006, AmREIT commenced a tender offer to purchase all of its outstanding Class B common shares, which totals approximately 2.1 million shares, at a cash price of $9.25 per share. The Offer is voluntary and ends at 5:00pm Eastern Time on December 10, 2006.

The Company intends to fund the tender offer through debt, initially with its credit facility, in order to reduce its cost of capital and provide additional liquidity for the Class B shareholders. The transaction will be accretive for the Company.

Outlook for Year Ending December 31, 2006

Based on the year-to-date results, the Company is affirming its previously issued guidance for 2006. The Company anticipates that total FFO available to all common shareholders for 2006 will be $16.1 million to $16.6 million. FFO available to Class A common shareholders is expected to be in a range of $0.71 to $0.77 per Class A common share. AmREIT updates annual earnings guidance on a quarterly basis. Its expected 2006 guidance is based on the following assumptions:

The Company anticipates that its portfolio of Irreplaceable Corners will generate total revenues of approximately $31 million in 2006, a 35% annual increase over 2005. Anticipated FFO available to all common shares for 2006 from this segment is budgeted at $14.9 million to $15.1 million, or approximately 91% of total 2006 FFO.

AmREIT strives to have the portfolio cover 100% of the dividends paid to all classes of common shares. The Company’s long-term goal is to grow the portfolio activities such that the FFO generated from the portfolio will cover dividends paid to all classes of stock. For 2006, the portfolio is estimated to cover 100% of the dividends paid.

For the Company’s real estate development and operating business, AmREIT anticipates that this business will generate total 2006 revenues of approximately $8.1 million (net of construction expense), a 40% expected annual increase over 2005. Anticipated FFO available to all common shares for 2006 from this segment is budgeted at $1.9 million to $2.1 million, or approximately 12% of total 2006 budgeted FFO.

AmREIT anticipates asset management fees in 2006 will increase 66% over 2005 to approximately $820,000 as a result of increased assets under management during 2006. When combined with securities, our asset advisory segment is anticipated to reduce FFO available to all common shares for 2006 from this segment by $600,000 to $800,000 or a reduction of approximately (3%) of total 2006 FFO.

Conference Call

AmREIT will hold its quarterly conference call to discuss third quarter 2006 results Tuesday, November 7, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT’s website at www.amreit.com. The dial-in number for the call is 1-877-407-8031. The call will also be available for replay for 60 days by dialing 1-877-660-6853, account number 286, ID number 217513.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.amreit.com.

About AmREIT

AmREIT (AMEX: AMY) is a growing real estate company that has delivered results to its investors for 21 years. Our mission is to build a real estate business with complementary operations that reduce our overall sensitivity to changing market cycles - a company with strong earnings potential from multiple sources. This mission has led AmREIT into three distinct businesses. First, as a real estate development and operating company, it constructs, develops, acquires, disposes of, brokers, leases and manages properties for shareholders as well as for its asset advisory group and third parties. Second, AmREIT has an asset advisory group which raises private capital for and generates fees from merchant development partnership funds. Third, AmREIT owns a portfolio of “Irreplaceable Corners(TM)” - premier retail properties in high-traffic, highly populated areas - which are held for long-term value and provide a steady stream of rental income. As of September 30, 2006, AmREIT has over 1.0 million square feet of retail centers in various stages of development or in the pipeline for both our advisory group and for third parties. As of September 30, 2006, total assets were $329.7 million and the asset advisory group managed an additional $173 million in total assets.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Debbie Lucas, Vice President Investor Relations & Corporate Communications or Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

(Tables to Follow)

Operating Results
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues:
Rental income from operating leases	$7,285	$5,132	$20,745	$13,525
Earned income from direct financing leases	507	507	1,522	1,522
Real estate fee income	27	58	778	352
Real estate fee income -related party	897	1,654	2,574	3,369
Construction revenues	705	388	1,645	666
Construction revenues -related party	2,890	886	6,686	1,073
Securities commission income -related party	1,554	248	4,172	519
Asset management fee income -related party	212	130	556	367
Total revenues	14,077	9,003	38,678	21,393
Expenses:
General and administrative	2,110	1,170	6,238	3,678
Property expense	2,012	1,141	5,203	2,771
Construction expense	3,224	1,197	7,508	1,499
Legal and professional	338	324	917	1,220
Real estate commissions	—	32	540	198
Securities commissions	1,355	214	3,694	449
Depreciation and amortization	2,048	1,606	6,621	3,985
Total expenses	11,087	5,684	30,721	13,800
Operating income	2,990	3,319	7,957	7,593
Other income (expense):
Interest and other income	403	358	870	514
Income from merchant development funds and other affiliates	213	75	519	188
Federal income tax expense (benefit) for taxable REIT subsidiary	88	(309)	353	(478)
Interest expense	(2,100)	(1,746)	(5,933)	(4,722)
Minority interest in income of consolidated joint ventures	(36)	(42)	(110)	(88)
Income before discontinued operations	1,558	1,655	3,656	3,007
Income (loss) from discontinued operations	(1)	379	234	1,249
Gain on sale of real estate acquired for resale	—	—	12	872
Net income	1,557	2,034	3,902	5,128
Distributions paid to Class B, C and D shareholders	(2,909)	(2,669)	(8,729)	(6,348)
Net loss available to class A shareholders	$(1,352)	$(635)	$(4,827)	$(1,220)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Reconciliation of Net Income before discontinued operations to Funds From Operations (“FFO”):
Income before discontinued operations	$1,558	$1,655	$3,656	$3,007
Income from discontinued operations	(1)	379	246	2,121
Depreciation - from operations	2,036	1,468	6,625	3,560
Depreciation - from discontinued operations	—	—	16	116
Adjustments for non-consolidated affiliates	42	21	111	65
Gain on sale of real estate held for investment	—	—	(286)	(595)
Class B, C and D distributions	(2,909)	(2,669)	(8,729)	(6,348)
FFO available to Class A shares	$726	$854	$1,639	$1,926
Basic and Diluted Per Class A Share Data:
Loss before discontinued operations	$(0.22)	$(0.16)	$(0.80)	$(0.70)
Income from discontinued operations	$0.00	$0.06	$0.04	$0.44
Net loss	$(0.22)	$(0.10)	$(0.76)	$(0.26)
FFO	$0.12	$0.13	$0.26	$0.40
Distributions per Class A share	$0.12	$0.12	$0.36	$0.36
Distributions per Class B, C and D share	$0.52	$0.52	$1.56	$1.56
Share Data:
Weighted average Class A common shares used to compute net income per share, basic and diluted	6,284,527	6,431,005	6,320,901	4,789,745

Market Capitalization Table

Common Shares Outstanding (9/30/06)	Number of Shares	Price	Market Equity

Class A, net of treasury shares	6,245,635	$7.33	45,780,505
Class B	2,080,752	$7.33	15,251,912
Class C (priced at par value)	4,148,869	$10.00	41,488,690
Class D (priced at par value)	11,111,278	$10.00	111,112,780
Total	23,586,534		213,633,887

Balance Sheet Highlights
(in thousands)

	September 30, 2006	December 31, 2005

	(Unaudited)
Real estate investments before accumulated depreciation	$310,457	$290,097
Real estate held for investment, net	262,145	241,301
Net investment in direct financing leases	19,207	19,212
Real estate held for resale, net	668	3,569
Total assets	329,734	314,971
Notes payable	136,914	114,687
Total liabilities	149,520	126,510
Minority interest	1,145	1,176
Total shareholders’ equity	179,069	187,285

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT’s, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO as disclosed by other REITs may not be comparable to AmREIT’s calculation.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2006 Range		Historical 12/31/05

	High	Low

Net (loss)/income available to
Class A shareholders	$(0.53)	$(0.59)	$0.17
Depreciation and amortization	1.35	1.35	1.18
Less gain on sale of real estate	(0.05)	(0.05)	(0.65)
FFO available to Class A shareholders	$0.77	$0.71	$0.70

SOURCE  AmREIT
          -0-                    11/06/2006
          /CONTACT:  Debbie Lucas of AmREIT, +1-713-850-1400, or dlucas@amreit.com/
          /Web site:  http://www.amreit.com /
          (AMY)